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                                                                    Exhibit 99.2

                             ARCH CAPITAL GROUP LTD.
                   CLOSES ACQUISITION OF ALTUS HOLDINGS, LTD.

   GREENWICH, CONNECTICUT, JUNE 22, 2001 - Arch Capital Group Ltd. [NASDAQ:
ACGL] announced today that it has completed the previously announced acquisition of one of its current investee companies, Altus Holdings, Ltd. The Company also announced that the name of Altus Holdings, Ltd. has been changed to "Arch Risk Transfer Services Ltd." Through its wholly-owned subsidiaries, including First American Insurance Company, an admitted insurer with licenses in 49 states and an A.M. Best rating of "A- (Excellent)," Arch Risk Transfer Services Ltd. provides insurance and alternative risk transfer services through rent-a-captive and other facilities.

   Arch Risk Transfer Services, together with Hales & Company, Arch Capital's merchant bank, and Distribution Partners, a private equity fund affiliated with Hales, will form the foundation of Arch Capital's insurance services group, "Arch Insurance Services," which provides a wide range of services within and to the insurance industry. These services include investment banking services such as mergers and acquisitions advice, valuations and capital raising; private equity investing; providing underwriting capacity through admitted and non-admitted policy issuing carriers; designing customized specialty insurance programs; and providing rent-a-captive facilities and captive management for programs, retail agents, associations, affinity groups and corporations to enable participation in risk assumption and the lowering of overall insurance costs.

   Arch Capital Group Ltd. is a Bermuda-based, diversified financial services holding company, which is engaged in a range of insurance and financial services activities through the ownership of intermediaries, underwriting agencies, service providers and insurance companies.

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CONTACT:    Robert Clements and Peter Appel
            Arch Capital Group Ltd.
            (203) 862-4300